Exhibit 99.2

Synaptics Incorporated Announces Offering of $450 Million in Convertible Senior Notes Due 2022

SAN JOSE, Calif., June 20, 2017 (GLOBE NEWSWIRE) — Synaptics Incorporated (NASDAQ: SYNA) (the “Company”), the leading developer of human interface solutions, today announced that it intends to offer, subject to market and other conditions, $450 million aggregate principal amount of Convertible Senior Notes due 2022 (the “Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In addition, the Company expects to grant the initial purchasers for the offering an option to purchase up to an additional $50 million aggregate principal amount of Notes.

The Notes will be senior unsecured obligations of the Company and will be convertible into, subject to various conditions, cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election. The Company will have the option to redeem all or any portion of the Notes on or after June 20, 2020, if certain conditions (including that the Company’s common stock is trading at or above a specified level) are met, at a redemption price equal to 100 percent of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

The Company expects to use the net proceeds from the sale of the Notes to: (i) pay off approximately $123.8 million outstanding under, and terminate, its term loan facility, (ii) repurchase up to $100.0 million aggregate amount of shares of its common stock pursuant to its previously authorized common stock repurchase program as described below, and (iii) together with available cash and borrowings under its revolving credit facility, fund the cash portion of its previously announced pending acquisitions of Conexant Systems, LLC, a technology leader in audio and voice processing solutions for the smart home (the “Conexant Acquisition”), and the Multimedia Solutions Business of Marvell Technology Group, a leader in the advanced media (video and audio) processing technology for the smart home (the “Marvell Business Acquisition,” and together with the Conexant Acquisition, the “Pending Acquisitions”). As previously announced, the Pending Acquisitions are expected to close in the third calendar quarter of 2017, subject to customary closing conditions, including regulatory clearance with respect to the Conexant Acquisition. Pending the allocation of the net proceeds of the Notes to finance the cash portion of the consideration for the Pending Acquisitions, the net proceeds may be invested in overnight or other short-term financial instruments.

The offering is not conditioned upon the completion of either of the Pending Acquisitions, which, if completed, will occur subsequent to the closing of the offering. If one or both of the Pending Acquisitions do not close, the remaining balance of the net proceeds from the offering will be used for working capital and general corporate purposes, including to repay amounts outstanding under the Company’s revolving credit facility.

Synaptics Incorporated 1251 McKay Dr., San Jose, CA 95131, USA | Phone: +1-408-904-1100 | www.synaptics.com

The repurchase of shares of the Company’s common stock would occur prior to or concurrently with the pricing of the offering on the market or in privately negotiated transactions effected with or through one of the initial purchasers or its affiliate. With respect to repurchases of the Company’s common stock effected prior to the pricing of the offering, the Company expects the purchase price per share to equal the prevailing market price of the Company’s common stock at the time of such repurchase. With respect to repurchases of the Company’s common stock effected concurrently with the pricing of the offering, the Company expects to repurchase such shares from purchasers of Notes in the offering at a purchase price per share equal to the closing price per share of the Company’s common stock on the date of the pricing of the offering. These repurchases could increase, or prevent a decrease in, the market price of the Company’s common stock prior to or concurrently with the pricing of the Notes, and could result in a higher effective conversion price for the Notes.

The exact timing and terms of the offering will depend on market conditions and other factors. Neither the Notes nor any shares of the Company’s common stock issuable upon conversion of the Notes have been or are expected to be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Synaptics Incorporated:

Synaptics is the pioneer and leader of the human interface revolution, bringing innovative and intuitive user experiences to intelligent devices. Synaptics’ broad portfolio of touch, display, and biometrics products is built on the company’s rich R&D, extensive IP and dependable supply chain capabilities. With solutions designed for mobile, PC and automotive industries, Synaptics combines ease of use, functionality and aesthetics to enable products that help make our digital lives more productive, secure and enjoyable. (NASDAQ: SYNA)

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including, without limitation, statements about the Company’s expected use of proceeds, relate to Synaptics Incorporated’s current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts and are not guarantees of future performance. Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside Synaptics Incorporated’s control that may cause actual results to differ materially from those described in or implied by any forward-looking statements. All forward-looking statements are based on currently available

Synaptics Incorporated 1251 McKay Dr., San Jose, CA 95131, USA | Phone: +1-408-904-1100 | www.synaptics.com

information and speak only as of the date on which they are made. Synaptics Incorporated assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under Federal securities laws. For a further discussion of factors that could cause Synaptics Incorporated’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in Synaptics Incorporated’s Annual Report on Form 10-K for the year ended June 25, 2016 and other risks described in documents filed by Synaptics Incorporated from time to time with the Securities and Exchange Commission.

For further information, please contact:

Ann Minooka, Synaptics Incorporated

+1-408-904-1673

ann.minooka@synaptics.com

Synaptics Incorporated 1251 McKay Dr., San Jose, CA 95131, USA | Phone: +1-408-904-1100 | www.synaptics.com